Exhibit 99.2

John L. Vogelstein
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, New York  10017
Information Holdings Inc. (IHI)
November 29, 2004

Continuation Sheet

Form 4

Statement of Changes in Beneficial Ownership

Explanation of Responses:

Pursuant to the Agreement and Plan of Merger, dated as of June 28, 2004 (the “Agreement”), among the Company, The Thomson Corporation and Thyme Corporation, upon consummation of the merger, these options were cancelled in exchange for a cash payment equal to $8.895, representing the difference between the exercise price of the option and the merger consideration of $28.00 per share.